Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-175797 on Form N-2 of our report dated May 30, 2012 relating to the financial statements of Lazard Alternative Strategies 1099 Fund as of March 31, 2012, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 4, 2012